Exhibit 10.1

November 21, 2005

Luther J. Nussbaum

5818 Bay Shore Walk

Long Beach, CA  90803

Dear Lu,

This letter sets forth the substance of the agreement (the “Agreement”) between you and First Consulting Group, Inc. (“FCG”) regarding your separation of employment.

1.  Separation.  Your separation as an employee of FCG and all of its subsidiaries or affiliates (individually, an “FCG Company” or collectively, the “FCG Companies”) shall be effective November 21, 2005 (the “Separation Date”).  The foregoing shall not be deemed to modify the date of your previous resignation on November 3, 2005 as FCG’s Chairman and Chief Executive Officer, and as an officer and/or director of any FCG Company.

2.  Accrued Salary and Paid Time Off.  On or after the Separation Date, in conformance with applicable state laws, FCG will pay you all accrued and unpaid salary, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.  Unused personal choice holidays are paid out.

3.  Severance Payments.  FCG will pay to you a lump sum amount of $820,250 as full consideration for your obligations and covenants under this Agreement and in full satisfaction of any amount that may be owed to you upon your separation from FCG under any agreement or arrangement between you and FCG or any other FCG Company.   The foregoing lump sum severance amount represents: (a) eighteen (18) months base salary; (b) eighteen (18) months of target DSO bonus at a 10% bonus rate; (c) lump sum amount equivalent to purchase of retiree benefits; and (d) membership dues for the Center Club and WPO for the 2006 calendar year. Payment of the lump sum severance described above will be made within ten (10) days after the date this signed agreement is received by FCG.  All amounts paid under this paragraph will be less federal, state and other applicable taxes and other authorized withholdings, and shall be made by manual check.

4.  Health Insurance.  According to company policy, your FCG group health insurance benefits will be cancelled effective with the Separation Date. After the Separation Date, you will be eligible to continue your group health insurance benefits at your sole cost and expense to the extent provided by federal law, state insurance laws and by FCG’s current group health insurance policies (including retiree medical benefits). You may do this by making the retiree medical election and submitting your premiums directly to our benefits administrator in the Long Beach office.

A package of information will be sent to you via mail within 21 days of the Separation Date detailing the process and premium amounts for your retiree medical benefits coverage, including the deadline by which you must elect coverage. Coverage will be effective retroactive to the Separation Date.

5. Flexible Spending Accounts. Coverage under Flexible Spending Accounts ceases on the Separation Date, subject to your ability to continue your Health Care Flexible Spending Account through the balance of the year on an after-tax basis. Additional details are provided in the standard COBRA notification.

6. Life Insurance. Your FCG group life insurance coverage will end effective on the Separation Date.  If you would like to convert your coverage, please contact the Benefits Service Center within 30 days of the Separation Date at 800-471-8853, ext. 2363.

7. Disability/Long Term Care Coverage. Coverage under the disability and Long Term Care programs will terminate effective on the Separation Date.  If you would like to convert your coverage(s), please contact the Benefits Service Center within 30 days of the Separation Date at the number above.

8. Associate Stock Purchase Plan (ASPP).   Participation in the ASPP will terminate effective with the Separation Date.  Year-to-date deductions that have not already been used to purchase stock will be refunded within two pay periods after the Separation Date.  Stock already purchased will remain in your personal E*TRADE account. You should contact E*TRADE directly with any questions regarding your account.

9. Stock Options.  Any options to purchase FCG stock that you hold will cease to vest on the Separation Date and all of your unvested stock options will be cancelled.  The expiration date on your vested options will be modified so that you will have until December 31, 2006 to exercise any vested options you received under FCG’s option plans. A closing statement containing information on your vested options will be mailed to your home from the FCG Corporate Affairs department.  Also, status of your stock options is available online through E*TRADE at www.optionslink.com.

10. Other Benefits.  You and FCG hereby agree and acknowledge the following:

(a) SERP and 401(k).  As of the Separation Date, you no longer may contribute funds to FCG’s 401(k) plan or the Supplemental Executive Retirement Plan (“SERP”), nor will FCG contribute any matching or other funds to such plans on your behalf.  No payroll deductions for pre-tax contributions will be taken from your severance pay.   Nothing in this Agreement terminates or otherwise affects any right or interest you may have in vested funds and assets under FCG’s 401(k), ASOP and SERP plans.

You will receive detailed information from New York Life regarding the distribution of your contributions and any vested funds from the 401(k) and ASOP account.  As you will read in that material, you should wait until the middle of the month after the month in which your last 401(k) deduction is made before applying for a distribution.  Contact New York Life directly at
(800) 294-3575 regarding any questions, including account rollover transactions.  You may also visit their website at www.bcomplete.com.  If you currently have an outstanding loan, you may maximize the tax deferral of this benefit by electing to repay the loan prior to taking a distribution from the Plan.  If you choose not to, the outstanding loan balance will be defaulted and treated as a taxable distribution to you.  You may coordinate the prepayment of the outstanding loan balance with New York Life.

You will receive detailed information from Human Resources regarding the distribution of your contributions and any vested funds from the SERP.  You may contact Carol Cogan if you have any questions.

(b) Other Amounts.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, bonus, severance or benefits after the Separation Date.

(c) Acknowledgment.  You acknowledge that the consideration provided in this Agreement is good and valuable consideration in exchange for this Agreement, and includes payments and benefits to which you are not otherwise entitled.

11. Unemployment Benefits. Because of the nature of your separation with FCG, you are not eligible for unemployment insurance benefits.

12. Expense Reimbursement. Any outstanding unreimbursed expenses will be paid based on the submission of your final Time and Expense Report and the appropriate documentation. It is acknowledged that you may receive cellular phone, long distance and other business related charges after the Separation Date; please submit those expenses for reimbursement as they occur to FCG c/o Jan Blue in the Long Beach, California office.

13. Return of FCG Property.  Except as noted below, on or before the Separation Date, you agree to return to FCG all FCG Company documents (and all copies thereof) and other FCG Company property that you have had in your possession at any time, including (i) any materials of any kind that contain or embody any proprietary or confidential information of an FCG Company (and all reproductions thereof), and (ii) computers and other electronic devices, credit cards, phone cards, entry cards, identification badges and keys. Please return items to Jan Blue in Long Beach as soon as practicable, at least within 7 days.

You will be permitted to keep your laptop computer at no cost to you, except that the fair market value of the computer will be added to your taxable wages and appropriate state and federal taxes will be deducted.  The applications software on your laptop is licensed for FCG use only and it is your responsibility to delete any applications software from the computer with the exception of the operating system.

In addition, FCG will make reasonable efforts to provide to you any personal emails sent to your former FCG email address for a period of sixty (60) days from the Separation Date.  Additionally, during that period of time, FCG will place an auto reply message on your former FCG email indicating your new email address for any personal messages. Meanwhile, any pertinent FCG communications, other than inquiries described in Section 17 below, shall be forwarded to Steve Heck or a successor CEO.

14. Vice President Agreement; Indemnity Agreement. You hereby acknowledge and agree to your continuing obligations, both during and after your employment with FCG, to abide by the terms of that certain Vice President Agreement between you and FCG dated December 15, 2000; provided, however, that you agree that Sections 7(a) and (b) of your Vice President Agreement shall be superseded and replaced in their entirety by the terms set forth in Section 15 of this Agreement.  The terms of that certain Indemnity Agreement between you and FCG dated February 9, 1998 shall remain in full force and effect and you are entitled to indemnification by FCG in accordance with and subject to the terms of FCG’s charter documents and the Indemnity Agreement.

15. Non-Solicitation.  You hereby agree to the following restrictions for a period of eighteen (18) months from the Separation Date:

(a)         No Solicitation of Known FCG Company Clients.  You hereby agree that, without the prior written consent of FCG, you (i) shall not provide any services, directly or indirectly, and whether as an employee, consultant, independent contractor or otherwise, to or on behalf of any Known FCG Client, and (ii) shall not, directly or indirectly, solicit, divert or take away any Known FCG Client.  For purposes of these restrictions, a “Known FCG Client” shall be any past, present or prospective client of any FCG Company that you provided services for, participated in preparation or delivery of any oral or written proposal for, or otherwise had contact with during the last 18 months while at FCG.

(b)         No Solicitation of Employees.  You agree to not, directly or indirectly, solicit, divert, take away, hire or engage, on behalf of yourself or any other person or entity any employee of any FCG Company.

16. Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and FCG and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to members of your immediate family upon their agreement to maintain this Agreement in strict confidence as set forth in this section; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) FCG may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former FCG employee.

17. Nondisparagement; Inquiries.  Both you and FCG agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and FCG will respond accurately and fully to any question, inquiry or request for information when required by legal process.  You agree that you shall refer any inquiries from the media, financial analysts or the stockholder community concerning the reasons for your departure from FCG to Tom Reep and shall not provide any such persons with any information concerning the reasons for your departure beyond that described in FCG’s public announcement of your departure.

18. Release of Claims.  In consideration for FCG entering into this Agreement and for other good and valuable consideration, you hereby release, acquit and forever discharge each of the FCG Companies and their respective parents and subsidiaries, and each of their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed or undisclosed, fixed or contingent, liquidated or unliquidated, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with any FCG Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options or any other ownership interests in any FCG Company, vacation pay, fringe benefits, expense reimbursements, severance pay or any other form of compensation; claims arising from any employment agreement or arrangement between you and any FCG Company; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  You further agree not to initiate or continue any proceeding based upon the claims released herein.  Notwithstanding the foregoing, your release of the FCG Companies in accordance with this Section shall not be deemed to release (i) any of the FCG Companies’ duties or obligations under this Agreement, including, but not limited to, FCG’s indemnification obligations to you described in Section 14 of this Agreement; or (ii) any of your rights as a stockholder and/or option holder of FCG.

19. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that FCG has also executed this Agreement by that date (“Effective Date”).

20. Section 1542 Waiver.  In giving the above releases, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims that you may have against the FCG Companies.

21. Indemnification and Attorneys’ Fees.  You understand and agree that if you hereafter commence, join in, or in any manner seek relief through any lawsuit, charge or complaint with any court, administrative agency, governmental authority or otherwise in any matter arising out of, based upon, or relating to the claims released in this Agreement, then you will pay FCG in addition to any other expenses, costs or damages caused to FCG thereby, all FCG’s attorneys’ fees incurred in defending or otherwise responding to such lawsuit, charge, or complaint.    This section will not apply to any claim brought by you under the ADEA or to challenge the validity of the waiver in this Agreement of any such claim or any claim to enforce FCG’s obligations hereunder or any rights you may have as an FCG stockholder and/or option holder.

22. Consultation.  You agree to make yourself reasonably available to FCG to respond to reasonable requests by FCG for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to FCG that may be within your knowledge.  You will provide a reasonable degree of cooperation with FCG in connection with any or all future litigation or regulatory proceedings brought by or against FCG to the extent FCG reasonably deems your cooperation necessary.

23. Miscellaneous.  This Agreement constitutes the entire agreement between you and FCG with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, except and only to the extent expressly provided in Section 14 hereof.  This Agreement may not be modified or amended except in a writing signed by both you and FCG.  This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors and assigns of both you and FCG.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Lu, we deeply appreciate your many years of service to FCG, including as CEO and Chairman. We wish you all the best in wherever your future endeavors may take you.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If this Agreement is acceptable to you, please sign below and return the original to Jan Blue at First Consulting Group, Inc., 111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802.

Sincerely,

FIRST CONSULTING GROUP, INC.

By:	/s/ Douglas G. Bergeron
Douglas G. Bergeron
Chairman

AGREED:

/s/ Luther J. Nussbaum
Luther J. Nussbaum

cc:        Jan Blue, Vice President